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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              --------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported) February 25, 2003




                           HEALTH SCIENCES GROUP, INC.
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             (Exact name of registrant as specified in its charter)



        Colorado                        333-51628           91-2079221
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(State or other jurisdiction        (Commission File     (I.R.S. Employer
of incorporation)                   No.)                  Identification No.)



                              Howard Hughes Center
                          6080 Center Drive, 6th Floor
                              Los Angeles, CA 90045
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              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (310) 242-6700
                                                          ---------------


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Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

         On February 25, 2003 (the "Closing Date"), Quality Botanical Ingredients, Inc., a Delaware corporation ("QBI Delaware"), a wholly-owned subsidiary of Health Sciences Group, Inc. (the "Company") consummated the purchase (the "Purchase") of substantially all of the assets of Quality Botanical Ingredients Inc., a New Jersey corporation ("QBI New Jersey") pursuant to an Asset Purchase Agreement between the Company, QBI Delaware, QBI New Jersey, Corrola, Inc. ("Corrola") and Joseph Schortz ("Schortz"), dated November 30, 2002, as amended (the "Agreement"). In connection with the Purchase:

         (a) the Company paid $100,000 to certain unsecured creditors of QBI New Jersey and will pay such unsecured creditors an additional $100,000 within 60 to 90 days of November 30, 2003, unless otherwise agreed with such unsecured creditors;

         (b) the Company issued 1,000,000 shares of its common stock (the "Company Common Stock") to QBI New Jersey, of which 433,333 shares will be held in escrow (the "Escrow Shares"). The Escrow Shares will be subject to set-off for (i) any net accounts receivable of QBI New Jersey in existence as of the Closing Date as shown on QBI New Jersey's balance sheet on the Closing Date and determined in accordance with QBI New Jersey's customary practices (the "Net Accounts Receivable") that are not collected within 150 days of the Closing Date, and (ii) any other indemnity claims under the Agreement which arise during the period of the escrow. No later than nine months after the Closing Date, subject to QBI Delaware's right to set-off, any remaining Escrow Shares will be delivered to QBI New Jersey;

         (c) in the event that the average closing bid price per share of the Company Common Stock is not $2.75 or more during any fifteen (15) consecutive trading days during the period from the nine month anniversary of the Closing Date to the twelve month anniversary of the Closing Date (the "Measurement Period"), QBI Delaware will deliver promptly the number of additional shares of Company Common Stock (the "Additional Shares") calculated in accordance with the next sentence. The number of Additional Shares to be issued shall be the lesser of (A) 1,250,000 shares and (B) the amount determined by subtracting from $2.75 the highest average closing bid price per share of the Company Common Stock achieved over a fifteen (15) day moving average during the Measurement Period (the "Highest Price"), multiplying the resulting dollar amount by 1,000,000 and then dividing the result by the Highest Price;

         (d) QBI Delaware will deliver to QBI New Jersey an additional 200,000 restricted shares of Company Common Stock (the "Performance Bonus Shares") if QBI Delaware achieves the following performance goals during the twelve month period beginning on the day after the Closing Date:

         (i) gross revenues of at least 120% of the gross revenues of QBI New Jersey for the fiscal year ended December 31, 2001; and

         (ii) gross operating margins of at least 25.3%;


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         (e) In the event that Additional Shares are required to be issued, QBI
Delaware shall deliver to QBI New Jersey a number of additional Performance Bonus Shares of Company Common Stock equal to the lesser of (A) 250,000 and (B) the amount determined by subtracting the Highest Price from $2.75, multiplying the resulting dollar amount by 200,000 and then dividing the result by the Highest Price; and

         (f) QBI Delaware assumed certain liabilities of QBI New Jersey, including the obligations of future payment and performance of QBI New Jersey under that certain Amended and Restated Loan and Security Agreement between LaSalle Business Credit LLC ("LaSalle"), successor to Mellon Bank, N.A. as Agent for Standard Federal Association, formerly Michigan National Bank and QBI New Jersey dated October 13, 2000, as amended by a First Amendment to the Amended and Restated Loan and Security Agreement, dated October 13, 2001, and by a Second Amendment to the Amended and Restated Loan and Security Agreement, dated as of October 31, 2003, and the related documents and agreements thereto (collectively, the "Loan"). The Company is one of the guarantors of the payment of the Loan by QBI Delaware. Further, in connection with the Purchase, on the Closing Date, the Company paid LaSalle $400,000 to reduce the outstanding principal amount of the Loan and for certain closing costs and fees.

         The Company also issued a press release on February 26, 2003 in connection with the Purchase. The Press Release is attached hereto as Exhibit 99.1

Item 7.   Financial Statements and Exhibits.
          ---------------------------------

(c) Exhibits. The following exhibits are provided in accordance with the provisions of Item 601 of Regulation S-K and are filed herewith unless otherwise noted.


         2.1 Asset Purchase Agreement between QBI Delaware, the Company, QBI New Jersey, Corrola and Schortz dated November 30, 2002.

         2.2 First Amendment to the Asset Purchase Agreement dated December 30, 2002.

         2.3 Second Amendment to the Asset Purchase Agreement dated January 31, 2003.

         2.4 Third Amendment to the Asset Purchase Agreement dated February 20, 2003.

         10.1 Continuing Unconditional Corporate Guaranty of the Company dated February 25, 2003.

         99.1 Press Release dated February 26, 2003


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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                            HEALTH SCIENCES GROUP, INC.



                                            By:/s/ Fred E. Tannous
                                               ------------------------
                                               Fred E. Tannous
                                               Chief Executive Officer



Date:  March 11, 2003



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